Filed Pursuant to Rule 433

Registration No. 333-172490

FINAL TERM SHEET

Philip Morris International Inc.

Dated November 4, 2013

1.875% Notes due 2019 3.600% Notes due 2023 4.875% Notes due 2043

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	1.875% Notes due 2019 (the “2019 Notes”) 3.600% Notes due 2023 (the “2023 Notes”) 4.875% Notes due 2043 (the “2043 Notes”)

Aggregate Principal Amount:	2019 Notes: $750,000,000 2023 Notes: $500,000,000 2043 Notes: $750,000,000

Maturity Date:	2019 Notes: January 15, 2019 2023 Notes: November 15, 2023 2043 Notes: November 15, 2043

Coupon:	2019 Notes: 1.875% 2023 Notes: 3.600% 2043 Notes: 4.875%

Interest Payment Dates:

2019 Notes: Semi-annually on each January 15 and July 15, commencing July 15, 2014

2023 Notes: Semi-annually on each May 15 and

November 15, commencing May 15, 2014

2043 Notes: Semi-annually on each May 15 and

November 15, commencing May 15, 2014

Price to Public:	2019 Notes: 99.221% of principal amount 2023 Notes: 99.277% of principal amount 2043 Notes: 99.422% of principal amount

Underwriting Discount:	2019 Notes: 0.300% 2023 Notes: 0.450% 2043 Notes: 0.750%

Net Proceeds:	2019 Notes: $741,907,500 (before expenses) 2023 Notes: $494,135,000 (before expenses) 2043 Notes: $740,040,000 (before expenses)

Benchmark Treasury:	2019 Notes: 1.250% due October 31, 2018 2023 Notes: 2.500% due August 15, 2023 2043 Notes: 2.875% due May 15, 2043

Benchmark Treasury Price/Yield:	2019 Notes: 99-16 / 1.354% 2023 Notes: 99-02+ / 2.607% 2043 Notes: 84-24 / 3.732%

Spread to Benchmark Treasury:	2019 Notes: +68 basis points 2023 Notes: +108 basis points 2043 Notes: +118 basis points

Yield to Maturity:	2019 Notes: 2.034% 2023 Notes: 3.687% 2043 Notes: 4.912%

Settlement Date (T+5):	November 12, 2013

CUSIP/ISIN:	2019 Notes: CUSIP Number: 718172 BF5 ISIN Number: US718172BF50 2023 Notes: CUSIP Number: 718172 BE8 ISIN Number: US718172BE85 2043 Notes: CUSIP Number: 718172 BD0 ISIN Number: US718172BD03

Listing:	Application will be made to list the 2019 Notes, the 2023 Notes and the 2043 Notes on the New York Stock Exchange.

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc. J.P. Morgan Securities LLC

Joint Co-Managers:	Banca IMI S.p.A.[1] BBVA Securities Inc. ING Financial Markets LLC Santander Investment Securities Inc. UBS Securities LLC

1 The following paragraph is hereby added under the caption “Underwriting” in the prospectus supplement as paragraph twelve: “Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.”

Allocations:

	2019 Notes	2023 Notes	2043 Notes

Barclays Capital Inc.	$120,000,000	$80,000,000	$120,000,000
Citigroup Global Markets Inc.	120,000,000	80,000,000	120,000,000
Credit Suisse Securities (USA) LLC	120,000,000	80,000,000	120,000,000
HSBC Securities (USA) Inc.	120,000,000	80,000,000	120,000,000
J.P. Morgan Securities LLC	120,000,000	80,000,000	120,000,000
Banca IMI S.p.A.	30,000,000	20,000,000	30,000,000
BBVA Securities Inc.	30,000,000	20,000,000	30,000,000
ING Financial Markets LLC	30,000,000	20,000,000	30,000,000
Santander Investment Securities Inc.	30,000,000	20,000,000	30,000,000
UBS Securities LLC	30,000,000	20,000,000	30,000,000

Total	$750,000,000	$500,000,000	$750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, HSBC Securities (USA) Inc. toll free at 1-866-811-8049 or J.P. Morgan Securities LLC toll free at 1-866-640-0686.